 Ex. 99.25(2)(k)(1)

Jackson Real Assets Fund Administration Agreement

This Agreement effective as of February 29, 2024, is between Jackson Real Assets Fund, a Massachusetts business trust (“Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”).

Whereas, the Trust is a closed-end, management investment company registered as such with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), operating as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act; and

Whereas, the Trust desires to retain the Administrator to furnish administrative services to the Trust, and the Administrator is willing to furnish such services.

Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Services of the Administrator

1.1 Administrative Services. The Administrator shall supervise the Trust’s business and affairs and shall provide such services required for effective administration of the Trust as are not provided by employees or other agents engaged by the Trust; provided, that the Administrator shall not have any obligation to provide under this Agreement any direct or indirect services to a Trust’s shareholders, any services related to the distribution of the Trust’s shares, or any other services that are the subject of a separate agreement or arrangement between the Trust and the Administrator. Subject to the foregoing, in providing administrative services hereunder, the Administrator shall:

1.1.1 Office Space, Equipment and Facilities. Furnish without cost to the Trust, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Trust’s needs;

1.1.2 Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Trust’s executive, administrative and clerical functions that are not performed by employees or other agents engaged by the Trust or by the Administrator acting in some other capacity pursuant to a separate agreement or arrangement with the Trust;

1.1.3 Agents. Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust’s custodian, independent auditors and legal counsel;

1.1.4 Trustees and Officers. Authorize and permit the Administrator’s directors, officers or employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust;

1.1.5 Books and Records. Ensure that all financial, accounting and other records required to be maintained and preserved by the Trust are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations;

1.1.6 Reports and Filings. Prepare, coordinate and finalize all periodic reports by the Trust to shareholders of the Trust and all reports and filings required to maintain the registration and qualification of the Trust and the Trust’s shares, including the continuous public sale of shares of the Trust, or to meet other regulatory or tax requirements applicable to the Trust, under federal and state securities and tax laws; and

1.1.7 Foreign Tax Reclaims. The Administrator will incur all fees, costs and expenses, direct or indirect (without any recourse to the Trust) associated with the conversions from Regulated Investment Companies to Partnerships. With respect foreign tax reclaims, the Administrator also will make up-front payments from time-to-time as agreed to with and under the terms outlined in the framework presented to the Trust’s Board of Trustees.

2. Expenses of The Trust

2.1 Expenses to Be Paid by the Administrator. If the Administrator pays or assumes any expenses of the Trust not required to be paid or assumed by the Administrator under this Agreement, the Administrator shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Trust under any separate agreement or arrangement between the parties. The following expenses shall be borne by the Administrator unless otherwise noted herein:

2.1.1 Registration Fees. All fees and expenses of registering and maintaining the registration of the Trust under the 1940 Act and the registration of the Trust’s shares under the Securities Act of 1933, as amended (the “1933 Act”) (i.e., through the effectiveness of the Trust’s initial registration statement on Form N-2), or all fees and expenses of registering and maintaining the registration of the Trust under the laws and regulations of foreign countries in which the Trust may invest, fees and expenses paid to the Public Company Accounting Oversight Board and any fees for CUSIP number registration;

2.1.2 Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property, except overdraft charges and interest expense;

2.1.3 Shareholder Reports. All expenses of preparing, setting type, printing and distributing reports and other communications to shareholders of the Trust;

2.1.4 Prospectuses. All expenses of preparing, setting in type, printing and mailing annual or more frequent revisions of the Trust’s Prospectus and Statement of Additional Information (“SAI”) and any supplements thereto and of supplying them to shareholders of the Trust and account holders;

2.1.5 Trust Accounting Services and Trust Valuation. All expenses for accounting services to compute the Trust’s NAV per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Trust’s investments;

2.1.6 Communications. All charges for equipment or services used for communications between the Administrator or the Trust and any custodian, shareholder servicing agent, accounting services agent, or other agent engaged by the Trust;

2.1.7 Legal and Accounting Fees. All charges for routine, day-to-day services and expenses of the Trust’s legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the Trustees who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act) of the Trust (the “Disinterested Trustees”) and further excluding any charges for services and expenses of the Trust’s legal counsel and independent auditors in connection with nonrecurring and extraordinary expenses of the type described in Section 2.2.3 herein. In addition, all audit and tax return related charges and expenses, except as set forth in Section 2.2.2 herein;

2.1.8 Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor;

2.1.9 Bonding and Insurance. All expenses of the “Trust-only” bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Trust in a manner approved by the Trustees, excluding, however, the expenses of the Directors’ and Officers’ Errors and Omissions Liability Insurance Policy and Independent Directors’ Safety Net Liability Insurance Policy;

2.1.10 Trade Association Fees. Its proportionate share of all fees, dues and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization;

2.1.11 Consulting Expenses. All charges for services and expenses for independent consulting reports as requested or used by the Trustees for Section 15(c) reviews;

2.1.12 Proxy Expenses. All charges for services and expenses paid to a third party for proxy expenses related to Form N-PX reporting and compliance;

2.1.13 JNAM Chief Compliance Officer and Compliance Staff. For all expenses related to his/her position as JNAM’s Chief Compliance Officer and for a portion of the expenses related to any compliance staffing, as approved by the Disinterested Trustees;

2.1.14 Salaries. All salaries, expenses and fees of the officers, trustees, or employees of the Trust who are officers, directors or employees of the Administrator;

2.1.15 Transfer Agent Fees. All expenses related to providing transfer agency services to the Trust; and

2.1.16 Blue Sky Fees. All expenses related to Blue Sky permit filings for the Trust.

2.2 Expenses to Be Paid by the Trust. The Trust shall bear all expenses of its operation, except those specifically allocated to the Administrator under this Agreement or under any separate agreement between the Trust and the Administrator. Expenses to be borne by the Trust shall include both expenses directly attributable to the operation of the Trust and the offering of its shares, as well as the portion of any expenses of the Trust that is properly allocable to the Trust in a manner approved by the Trustees. Subject to any separate agreement or arrangement between the Trust and the Administrator, the expenses hereby allocated to the Trust, and not to the Administrator, include, but are not limited to:

2.2.1 Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale or lending of the Trust’s securities;

2.2.2 Taxes. All taxes or governmental fees (including stamp or other transfer taxes) or accounting related services payable by or with respect to the Trust to federal, state or other governmental agencies, domestic or foreign, or to a professional tax services firm in a foreign market; provided that such services are not attributable to the Trust’s conversion from a Regulated Investment Company to a Partnership;

2.2.3 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise, including, but not limited to, the costs of actions, suits, or proceedings to which the Trust is a party, the expenses the Trust may incur as a result of its legal obligation to provide indemnification to the Trust’s officers, Trustees and agents, the costs associated with one-time transactions, and any other expenses as approved by the Board of Trustees;

2.2.4 Investment Advisory Services. Any fees and expenses for investment advisory services that may be incurred or contracted for by the Trust;

2.2.5 Independent Legal Counsel to Disinterested Trustees. All charges for services and expenses of independent legal counsel to the Disinterested Trustees;

2.2.6 Trustees’ Fees and Expenses. All compensation of Trustees, all expenses incurred in connection with such Trustees’ services as Trustees, and all other expenses of meetings of the Trustees or committees thereof;

2.2.7 Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including, but not limited to, the charges of any shareholder servicing agent, dividend disbursing agent or other agent engaged by the Trust to service shareholder accounts;

2.2.8 Rule 12b-1 Fees. To the extent applicable, all fees paid to the Trust’s distributor pursuant to a Distribution Plan in accordance with Rule 12b-1 under the 1940 Act;

2.2.9 License Fees. All license fees for the Trust;

2.2.10 Trust’s Chief Compliance Officer and Compliance Staff. For all expenses related to his/her position as the Trust’s Chief Compliance Officer and for a portion of the expenses related to any compliance staffing as agreed to by the Disinterested Trustees;

2.2.11 Directors’ and Officers’ Errors and Omissions Liability Insurance Policy and Independent Directors’ Safety Net Liability Insurance Policy. For all expenses of the Directors’ and Officers’ Errors and Omissions Liability Insurance Policy and Independent Directors’ Safety Net Liability Insurance Policy;

2.2.12 Anti-Money Laundering (“AML”) Service Fee. For all expenses related to AML Services paid to the applicable provider;

2.2.13 Short Sales. All costs associated with the Trust’s short sales on equity securities, including, but not limited to dividend expenses and interest;

2.2.14 Legal Fees Associated with Trust Litigation. Reasonable legal fees associated with litigation against any issuer brought by the Trust’s sub-adviser on behalf of the Trust and other expenses associated with the Trust’s investment; and

2.2.15 Borrowing. All costs and expenses that may be incurred by the Trust related to borrowing money, including interest expenses.

3. Administration Fee

3.1 Fee. As compensation for services performed and the facilities and personnel provided by the Administrator under this Agreement, the Trust will pay to the Administrator a single unified fee, accrued daily and payable monthly on the average daily net assets in the Trust, in accordance with Schedule A hereto.

3.2 Computation and Payment of Fee. The administration fee shall accrue on each calendar day; and shall be payable monthly on the first business day of the next succeeding calendar month.

4. Ownership of Records

All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Commission under section 31(a) of the 1940 Act and maintained and preserved by the Administrator on behalf of the Trust are the property of the Trust and shall be surrendered by the Administrator promptly on request by the Trust; provided, that the Administrator may at its own expense make and retain copies of any such records.

5. Reports to Administrator

If necessary, the Trust shall furnish or otherwise make available to the Administrator such copies of the Trust’s Prospectus, SAI, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6. Reports to The Trust

The Administrator shall prepare and furnish to the Trust with respect to the Trust such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

7. Ownership of Software and Related Materials

All computer programs, written procedures and similar items developed or acquired and used by the Administrator in performing its obligations under this Agreement shall be the property of the Administrator, and the Trust will not acquire any ownership interest therein or property rights with respect thereto.

8. Confidentiality

8.1 The Administrator agrees, on its own behalf and on behalf of its directors, officers, employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relate to the Trust or to any of the Trust’s former, current or prospective shareholders, except that the Administrator may deliver records or divulge information (a) when requested to do so by duly constituted authorities after prior notification to and approval in writing by the Trust (which approval will not be unreasonably withheld and may not be withheld by the Trust where the Administrator advises the Trust that it may be exposed to civil or criminal contempt proceeding or other penalties for failure to comply with such request) or (b) whenever requested in writing to do so by the Trust.

8.2 The Administrator agrees to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party. The Administrator agrees to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement. The Administrator acknowledges that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). The Administrator agrees: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain written procedures and physical safeguards reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

9.	The Administrator’s Actions in Reliance on the Trust’s Instructions, Legal Opinions, Etc.; the Trust’s Compliance with Laws.

9.1 The Administrator may at any time apply to an officer of the Trust for instructions, and may consult with legal counsel for the Trust or with the Administrator’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Administrator shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel. The Administrator shall be protected in acting upon any such instructions, advice, or opinion and upon any other paper or document delivered by the Trust or such legal counsel which the Administrator believes to be genuine and to have been signed by the proper person or persons, and the Administrator shall not be held to have notice of any change of status or authority of any officer or representative of the Trust, until receipt of written notice thereof from the Trust.

9.2 Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to the Trust by the Administrator, the Trust assumes full responsibility for the preparation, contents, filing and distribution of its Prospectus and SAI.

10. Services to Other Clients

Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render administrative or shareholder services to other investment companies, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

11. Limitation of Liability Regarding the Trust

The Administrator shall look only to the assets of the Trust for performance of this Agreement by the Trust on behalf of the Trust, and neither the Trustees of the Trust nor any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefor.

12. Indemnification by the Trust

The Trust shall indemnify the Administrator and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrator that result from (i) any claim, action, suit or proceeding in connection with the Administrator’s entry into or performance of this Agreement with respect to the Trust; or (ii) any action taken or omission to act committed by the Administrator in the performance of its obligations hereunder with respect to the Trust; or (iii) any action of the Administrator upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to the Trust; provided, that the Administrator shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Administrator or its employees, agents or contractors. Before confessing any claim against it which may be subject to indemnification by the Trust hereunder, the Administrator shall give the Trust reasonable opportunity to defend against such claim in its own name or in the name of the Administrator.

13. Indemnification by the Administrator

The Administrator shall indemnify the Trust and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Trust which result from (i) the Administrator’s failure to comply with the terms of this Agreement with respect to the Trust; or (ii) the Administrator’s lack of good faith in performing its obligations hereunder with respect to the Trust; or (iii) the Administrator’s negligence or misconduct or its employees, agents or contractors in connection herewith with respect to the Trust. The Trust shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Trust or its employees, agents or contractors other than the Administrator, unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of the Administrator, any affiliated person of the Administrator, or any affiliated person of an affiliated person of the Administrator. Before confessing any claim against it which may be subject to indemnification hereunder, the Trust shall give the Administrator reasonable opportunity to defend against such claim in its own name or the name of the Trust.

14. Effect of Agreement

Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust Instrument or By-laws of the Trust or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Trust.

15. Term of Agreement

This Agreement will become effective as to the Trust upon execution or, if later, the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution. Thereafter, this Agreement will continue from year to year through September 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Trust with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to the Trust by the vote of a majority of the outstanding voting securities of the Trust, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to the Trust.

16. Amendment of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of the Trust (i) by resolution of the Trustees, including the vote or written consent of a majority of the Disinterested Trustees, or (ii) by vote of a majority of the outstanding voting securities of the Trust.

17. Termination of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon at least sixty days’ prior written notice to the other party; provided, that such action shall have been authorized (i) by resolution of the Trustees, including the vote or written consent of the Disinterested Trustees, or (ii) by vote of a majority of the outstanding voting securities of the Trust.

18. Use of Name

The Trust hereby agrees that if the Administrator shall at any time for any reason cease to serve as administrator to the Trust, the Trust shall, if and when requested by the Administrator, thereafter refrain from using the name “Jackson National Asset Management, LLC” or the initials “JNAM” in connection with its business or activities, and the foregoing agreement of the Trust shall survive any termination of this Agreement and any extension or renewal thereof.

19. Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” and affiliated person,” as used in this Agreement shall have the meanings assigned to them by section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Choice of Law

This Agreement is made and to be principally performed in the State of Illinois, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois.

21. Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22. Execution on Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:		Jackson Real Assets Fund

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Asset Management, LLC

By:	/s/ Norma M. Mendez	By:	/s/ Mark D. Nerud
	Norma M. Mendez	Name:	Mark D. Nerud
		Title:	President and CEO

Schedule A

Dated February 29, 2024

Class A Shares and Class I Shares

Assets	Fee
$0 to $3 billion	0.25%
Over $3 billion	0.22%

A-1